EXHIBIT (J) UNDER FORM N-1A
       EXHIBIT (23) UNDER ITEM 601/REG. S-K







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C and Class F Shares' Prospectus and "Independent Registered Public Accounting Firm" in the Class A, Class B, Class C and Class F Shares' Statement of Additional Information in Post-Effective Amendment Number 66 to the Registration Statement (Form N-1A, No. 2-57181) of Federated Municipal Securities Fund, Inc. and to the incorporation by reference of our report dated May 17, 2007 on Federated Municipal Securities Fund, Inc. included in the Annual Report to Shareholders for the fiscal year ended March 31, 2007.



/s/ Ernst & Young, LLP
Boston, Massachusetts
May 23, 2007